Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

PharmaCyte Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$25,187,500.00(1)	0.00011020	$2,775.66(2)

Fees Previously Paid	—	—	—

Total Transaction Valuation	$25,187,500.00(1)

Total Fees Due for Filing			$2,775.66

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$2,775.66

(1)	The transaction valuation is estimated only for purposes of calculating the filing fee. This amount is based on the purchase of 7,750,000 shares of common stock, par value $0.0001 per share, at the tender offer price of $3.25 per share.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $110.20 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01102% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.